Exhibit 10.6
FINANCIAL ENGINES, INC.
THIRD AMENDED AND RESTATED CONSULTING AGREEMENT
     This Amended and Restated Consulting Agreement (this “Agreement”) is entered into as of October 1, 2009, by and between Financial Engines, Inc., a California corporation (the “Company”), and E. Olena Berg-Lacy (“Consultant”), and amends and restates that certain {Second} Amended and Restated Consulting Agreement dated as of October 16, 2007 (the “Prior Agreement”), by and between the Company and Consultant, which in turned amended and restated that certain {First} Amended and Restated Consulting Agreement, dated as of January 23, 2007, which in turn amended and restated that certain (i) Consulting Agreement dated as of May 1, 2002 and (ii) Consulting Agreement dated as of July 21, 1998, as amended by Amendment No. 1 thereto dated as of March 1, 2005 and Amendment No. 2 thereto dated as of January 27, 2006, each by and between the Company and Consultant.
     1. Consulting Relationship. Beginning on September 1, 1998 (the “Effective Date”) and during the term of this Agreement, Consultant will serve as “Senior Strategic Advisor” to the Company and provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant shall use Consultant’s best efforts to perform the Services in a manner satisfactory to the Company. Exhibit A shall also set forth the Additional Services as defined and set forth in Section l(c) below.
          (a) Stock Option Grant for Consulting Relationship. In consideration for providing the Services, the Company granted a nonstatutory stock option to purchase 37,500 shares (on a post split basis) of Common Stock to the Consultant as of the Effective Date with an exercise price equal to the then fair market value per share of Common Stock on the date of grant of $0.6667, pursuant to the Company’s standard form of stock option agreement, attached as Exhibit B. Such shares vest at the following rate: l/48th of such shares shall vest on each monthly anniversary of the Effective Date, based on Consultant’s continued provision of Services to the Company. As of the date hereof, the parties acknowledge that such option was granted on July 10, 1998 and is fully vested.
          (b) Fees and Expenses for Consulting Relationship. As consideration for providing the Services to the Company
               (i) during the period from July 21, 1998 until and including April 30, 2002, Consultant was paid monthly at the rate of $1,000.00 per full day of Services provided (including travel in connection therewith), subject to reasonable proration for partial day services. Consultant did not receive such $l,000/day payment for providing services as a member of the Board of Directors, including attending meetings of the Board of Directors. The parties anticipated that Consultant would provide Services and/or travel in connection therewith for ten (10) days per month (including travel to and participation as a director in Board meetings), provided however that the parties would use their good faith, reasonable efforts to reach accommodation if Consultant desired to provide Services and/or travel in connection therewith for fewer or more than ten days per month. The Company reimbursed Consultant for reasonable airfare, hotel, meal and other reasonable expenses incurred in connection with her provision of Services. As of the date hereof, the parties acknowledge that all fees and expenses have been (and no further fees or expenses shall be) paid or reimbursed under this Section 1(b)(i).
               (ii) during the period from May 1, 2002 until and including February 28, 2005, Consultant was paid monthly at the rate of $1,000.00 per full day of Services provided (including travel in connection therewith), subject to reasonable proration for partial day services. Consultant did not receive such $l,000/day payment for providing services as a member of the Board of Directors, including attending meetings of the Board of Directors. The parties anticipated that Consultant would provide Services and/or travel in connection therewith for four (4) days per month (including travel to and participation as a director in Board meetings). The Company reimbursed Consultant for reasonable airfare, hotel, meal and other reasonable expenses incurred in connection with her provision of Services. In addition, in consideration for providing services on and after May 1, 2002, the Company granted a nonstatutory stock option to purchase 25,000 shares of Common Stock to the Consultant with an exercise price of $2.00 per share (the then current fair market value per share of Common Stock), pursuant to the Company’s standard form of stock option agreement. Such shares vested as the following rate: l/48th of such shares on the 28th of each month after July 28, 2002, based on Consultant’s continued provision of Services to the Company. As of the date hereof, the parties acknowledge that under this Section l(b)(ii): (A) all Services have been provided, (B) all compensation in exchange therefore has been paid, (B) the foregoing option was granted on May 1, 2002 and is fully vested, (D) all the foregoing expenses have been reimbursed, and (E) such section is satisfied and terminated in full.
          (c) Additional Services.
               (i) Notwithstanding Sections l(a) and l(b) above, from March 1, 2005 until December 31, 2005, Consultant provided additional services in connection with the Company’s public policy outreach initiative as specifically set forth in Exhibit A attached hereto (the “2005 Additional Services”), and was compensated for such 2005 Additional Services solely by (i) cash compensation at a rate of $1,000 per day with a commitment by the parties of at least 6 days in the month of March 2005 and at least 8 days per month each month thereafter and (ii) subject to approval by the Company’s board of directors, which was received, the issuance of a non-statutory option to purchase up to 10,000 shares of the Company’s Common Stock at a purchase price of $4.25 per share, subject to vesting such that the 1/10 of the shares shall vest at the end of each month for ten months, pursuant to the Company’s 1998 Stock Plan and any other agreements thereunder. The Company also reimbursed Consultant for reasonable airfare, hotel, meal and other expenses incurred in connection with the performance of the 2005 Additional Services in accordance with the Company’s reimbursement policies then in effect. As of the date hereof, the parties acknowledge that under this Section l(c)(i): (A) all 2005 Additional Services have been provided, (B) all compensation in exchange therefore has been paid, (B) the foregoing option was granted on April 26, 2005 and is fully vested, (D) all the foregoing expenses have been reimbursed, and (E) such section is satisfied and terminated in full.
               (ii) Notwithstanding Sections 1 (a) and 1 (b) above, from January 27, 2006 until December 31, 2006, Consultant provided additional services in connection with the Company’s public policy outreach initiative as specifically set forth in Exhibit A attached hereto (the “2006 Additional Services”), and was compensated during such period solely by (i) cash compensation at a rate of $12,000 per month with a commitment by the parties of at least 8 days per month and (ii) subject to approval by the Company’s board of directors, which was received, the issuance of a non-statutory option to purchase up to 50,000 shares of the Company’s Common Stock on January 27, 2006 (the “2006 Vesting Commencement Date”), at a purchase price of $6.00 per share, subject to vesting such that the 1/48 of the shares subject to the Option shall vest on the 1-month anniversary of the Vesting Commencement Date and 1/48 of the total number of Shares subject to the Option shall vest on the 27th of each month thereafter, pursuant to the Company’s 1998 Stock Plan and any other agreements thereunder. The parties acknowledge their understanding that such 2006 Option shall continue to vest for so long as Consultant remains an “employee” of or “consultant” to the Company (each as defined under such 1998 Stock Plan). The Company reimbursed Consultant for reasonable airfare, hotel, meal and other expenses incurred in connection with the performance of the 2006 Additional Services in accordance with the Company’s reimbursement policies then in effect. As of the date hereof, the parties acknowledge that under this Section l(c)(ii): (A) all 2006 Additional Services have been provided, (B) all compensation in exchange therefore has been paid, (C) the foregoing option was granted on January 27, 2006 and is subject to the vesting, (D) all the foregoing expenses have been reimbursed, and (E) such section is satisfied and terminated in full.
               (iii) Notwithstanding Sections 1 (a) and 1 (b) above, from January 1, 2007 until July 31, 2007, Consultant provided both the Services and such additional services in connection with the Company’s public policy outreach initiative as specifically set forth in Exhibit A attached hereto (the Services and such additional services are collectively referred to as the “2007 Services”), and was compensated during such period for the 2007 Services solely by cash compensation at a rate of $12,000 per month with a commitment by Consultant to provide at least 8 days per month. The Company also reimbursed Consultant for reasonable airfare, hotel, meal and other expenses incurred in connection with the performance of the 2007 Services in accordance with the Company’s reimbursement policies then in effect. As of the date hereof, the parties acknowledge that under this Section l(c)(iii): (A) all 2007 Services have been provided, (B) all compensation in exchange therefore has been paid, (C) all the foregoing expenses have been reimbursed, and (D) such section is satisfied and terminated in full.
               (iv) Notwithstanding Sections 1 (a) and 1 (b) above, from August 1, 2007 until December 31, 2007, Consultant shall provide both the Services and such additional services in connection with the Company’s public policy outreach initiative as specifically set forth in Exhibit A attached hereto (the Services and such additional services are collectively referred to as the “Fall 2007 Services”), and shall be compensated during such period for the Fall 2007 Services solely by cash compensation at a rate of $1,600 per day with the number of days as approved by the Company and Consultant, to include time spent traveling as requested by the Company. The Company shall also reimburse Consultant for reasonable airfare, hotel, meal and other expenses incurred in connection with the performance of the Fall 2007 Services in accordance with the Company’s reimbursement policies then in effect.

               (v) Notwithstanding Sections 1 (a) and 1 (b) above, from October 1, 2009 through June 30, 2010, Consultant shall provide services in connection with the Company’s public policy outreach initiative as specifically set forth in Exhibit A attached hereto (the “2009-2010 Services”), and shall be compensated during such period for the 2009-2010 Services solely by cash compensation at a rate of $1,600 per day with the number of days as approved by the Company and Consultant, to include time spent traveling as requested by the Company. The Company shall also reimburse Consultant for reasonable airfare, hotel, meal and other expenses incurred in connection with the performance of the 2009-2010 Services in accordance with the Company’s reimbursement policies then in effect.
     2. Directorship. The parties acknowledge that Consultant was elected to serve as a member of the Board of Directors of the Company, effective July 21, 1998, to serve at the pleasure of the shareholders. For purposes of the Fifth Amended and Restated Shareholders Voting Agreement dated as of December 20, 2004 by and among the Company and certain shareholders, Consultant is serving as one of the Other Directors (as defined therein).
          (a) Stock Option Grant for Directorship. In consideration for serving as a member of the Board of Directors,
               (i) the Company granted a nonstatutory stock option to purchase 37,500 shares (on a post split basis) of Common Stock to the Consultant as of July 10, 1998 with an exercise price equal to $1.00 per share (the current fair market value per share of Common Stock) pursuant to the Company’s standard form of stock option agreement, attached as Exhibit B. Such shares vested at the following rate: l/4th of such shares on the annual anniversary of the date of this Agreement, and l/48th of such shares on each monthly anniversary thereafter, based on Consultant’s continued service as a member of the Board of Directors. The parties acknowledge that such option was granted on July 10, 1998 and is fully vested as of the date hereof.
               (ii) the Company granted a nonstatutory stock option to purchase 25,000 shares of Common Stock to the Consultant as of May 1, 2002 with an exercise price of $2.00 per share (the then current fair market value per share of Common Stock), pursuant to the Company’s standard form of stock option agreement. Such shares vested as the following rate: l/48th of such shares on the 28th of each month after July 28, 2002, based on Consultant’s continued service as a member of the Board of Directors. The parties acknowledge that such option was granted on May 1, 2002 and is fully vested as of the date hereof.
               (ii) Additional stock option grants are described in that certain January 12, 2009 letter to Consultant attached as Exhibit D.
          (b) Director Retainer and Expenses. The Company will reimburse Consultant for reasonable airfare, hotel and meal expenses incurred in connection with her attendance of meetings of the Board of Directors. Provision for an annual ret

          (c) ainer are set forth in that certain January 12, 2009 letter to Consultant attached as Exhibit D.
     3. Term and Termination. The term of this Agreement shall begin on the date hereof and expire on the date that is four years after the Effective Date, subject to renewal upon the parties’ mutual written agreement, provided however that either party may terminate this Agreement at any time for any reason or no reason without any cost or obligation by giving written notice to the other party to such effect. For the avoidance of doubt, the parties agree and acknowledge that this Agreement has been and continues to be effective from July 21, 2002 until December 31, 2007, or until earlier terminated by either party as provided in the immediately preceding sentence.
     4. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, all of which will be Consultant’s responsibility. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
     5. Supervision of Consultant’s Services. All Services to be performed by Consultant as the Senior Strategic Advisor will be as agreed between Consultant and the Company’s Chief Executive Officer or Board of Directors. Consultant will report to the Chief Executive Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the mutual agreement of the Chief Executive Officer and Consultant.
     6. Consulting or Other Services for Competitors. The Company understands that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or other services for any companies who are in the same or a similar business to the Company. If, however, Consultant decides to do so, Consultant agrees to notify the Company in writing in advance (specifying the identity of the entity or the person) and provide information sufficient to allow the Company to determine if such consulting would conflict with projects or products of the Company. If the Company determines that such business is in competition with that conducted by the Company, Consultant will not provide such services to the competing entity or person.
     7. Confidentiality Agreement. Consultant shall sign, or has signed, a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit C (the “Confidentiality Agreement”), prior to or on the date on which Consultant’s consulting relationship with the Company commences.
     8. Miscellaneous.
          (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

          (b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The parties acknowledge that there remains in effect no other agreement entered into prior to the date first set forth above relating to compensation of Consultant in her role as a Consultant to or Director of the Company.
          (c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or by facsimile transmission (as evidenced by sender’s confirmation receipt) or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
          (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          (g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Santa Clara, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 8(g) shall not apply to the Confidentiality Agreement.
          (h) Advice of Counsel. Consultant acknowledges that, in executing this agreement, Consultant has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.
[SIGNATURE PAGE FOLLOWS]

     The parties have executed this Agreement on the respective dates set forth below.

COMPANY: FINANCIAL ENGINES, INC.
By:	/s/ Jeffrey N. Maggloncalda
Name:	Jeffrey N. Maggloncalda
Title:	President and CEO
Date:	__________________
Address:	1804 Embarcadero Road Suite 100 Palo Alto, CA 94303
Facsimile:	650-565-4905

CONSULTANT:
/s/ E. Olena Berg-Lacy
E. Olena Berg-Lacy
Date:	10/23/09
Address:	<Address> <Address>
Facsimile:

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES
•	Provide strategic advice in product design, marketing, legal compliance and related issues.

•	Develop positions on broad public policy issues related to the Company’s business, such as the privatization of social security and pension policy matters.

•	Author or co-author articles on matters related to the Company’s business for the professional and/or popular press.

•	Make presentations relating to the Company’s business at conferences.

•	Participate in marketing and sales calls where it is deemed mutually appropriate by the Company and Consultant.

•	Provide other services as determined by mutual agreement of the Company and Consultant.
For the period from March 1, 2005 to December 31, 2005, Additional Services shall consist of:
•	Work with policy makers to develop legislation or regulation that would increase plan sponsor comfort around using managed accounts as a default investment option, achievable either as part of or separate from the automatic-enrollment safe-harbor guidance.

•	Obtain written, explicit comfort, either through legislation or regulation, regarding managed accounts being a satisfactory default option.

•	Speak on behalf of the Company at industry conferences regarding the items set forth in the above two bullet points.
For the period from January 27, 2006 to December 31, 2006, Additional Services shall consist of:
•	Work with policy makers to develop legislation or regulation that would increase plan sponsor comfort around using managed accounts as a default investment option, achievable either as part of or separate from the automatic-enrollment safe-harbor guidance.

•	Obtain written, explicit comfort, either through legislation or regulation, regarding managed accounts being a satisfactory default option.

•	Speak on behalf of the Company at industry conferences regarding the items set forth in the above two bullet points.

For the period from January 1, 2007 to July 31, 2007, Additional Services shall consist of:
•	Work with policy makers to develop legislation or regulation that would increase plan sponsor comfort around using managed accounts as a default investment option, achievable either as part of or separate from the automatic-enrollment safe-harbor guidance.

•	Obtain written, explicit comfort, either through legislation or regulation, regarding managed accounts being a satisfactory default option.

•	Speak on behalf of the Company at industry conferences regarding the items set forth in the above two bullet points.
For the period from August 1, 2007 to December 31, 2007, Additional Services shall consist of:
•	Work with policy makers to develop legislation or regulation that would increase plan sponsor comfort around using managed accounts as a default investment option, achievable either as part of or separate from the automatic-enrollment safe-harbor guidance.

•	Obtain written, explicit comfort, either through legislation or regulation, regarding managed accounts being a satisfactory default option.

•	Speak on behalf of the Company at industry conferences regarding the items set forth in the above two bullet points, including but not limited to the webinar to be hosted by PSCA and sponsored by the Company expected to occur in the fall of 2007.

•	Provide other services as determined by mutual written agreement of the Company and Consultant.
For the period from October 1, 2009 through June 30, 2010, Additional Services shall consist of:
•	Work with policy makers to develop legislation or regulation that would preserve the availability of Advisory Opinion 2001-09A, as determined by mutual written agreement of the Company and Consultant.

•	Speak at Executive Advisor Forum dinner(s) providing a legislative and regulatory update, expected to occur in October 2009 (and possibly also November 2009).

•	Provide other services as determined by mutual written agreement of the Company and Consultant.

EXHIBIT B
FORM OF STOCK OPTION
AGREEMENT AND PLAN

EXHIBIT C
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

FINANCIAL ENGINES, INC.
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
     As a condition of my becoming employed (or my employment being continued) or retained as a consultant (or my consulting relationship being continued) by Financial Engines, Inc., a California corporation, or by any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
     1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”
     2. Confidential Information.
          (a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), prices and costs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which (i) is in my possession at the time of disclosure as shown by my files and records immediately prior to the time of, or (ii) disclosure has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

          (b) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party to whom I owe a confidentiality obligation.
          (c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
     3. Inventions.
          (a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
          (b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 2(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by mandatory law.

          (c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
          (d) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any proprietary rights assigned to the Company.
          (e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the said provisions and not otherwise disclosed on Exhibit A.
     4. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. I further agree that to any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

     5. Notification to Other Parties.
          (a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
          (b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.
     6. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.
     7. Representations and Covenants.
          (a) Facilitation of Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.
          (b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.
          (c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provision.
     8. General Provisions.
          (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

          (b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
          (c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
          (d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and wilt be for the benefit of the Company, its successors, and its assigns.
          (e) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     The parties have executed this Agreement on the respective dates set forth below:

FINANCIAL ENGINES, INC.	EMPLOYEE, an Individual:

/s/ Olena Berg

Signature	Signature

By:		Olena Berg

Printed Name

Title:

Date:	Date:	7/21/98

5

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM PARAGRAPH 3

Identifying Number
Title	Date	or Brief Description

☑ No inventions or improvements
☐ Additional Sheets Attached
Signature of Employee:     /s/ Olena Berg
Print Name of Employee:
Date: 7/21/98

EXHIBIT B
Section 2870 of the California Labor Code is as follows:
     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
          (2) Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C
TERMINATION CERTIFICATION
     This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Financial Engines, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).
     I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
     I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
     I further agree that for twelve (12) months from this date, I will not hire any employees or consultants of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment, nor will I solicit any of the Company’s licensors, customers or licensees to terminate any relationship with the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT D
JANUARY 12, 2009 LETTER AGREEMENT

January 12, 2009
Olena Berg-Lacy
<Address>
<Address>
Dear Olena:
On behalf of the Board of Directors of Financial Engines, Inc. (the “Company‘”), I am happy to confirm the following compensation terms in consideration of your services as a director of the Company, in place of any other oral or written agreements with respect to your compensation as a member of the Board of Directors of the Company. Specifically, effective as of the date of this letter, you will be compensated as follows for your services:
1. $30,000 annual retainer for your continuous service as a member of the Board of Directors. This retainer covers all in-person and telephonic board and committee meetings. The initial payment of such retainer shall be made to you as soon as practicable after the date of this letter and for each subsequent year after which you have provided continuous services as a member of the Board of Directors your annual retainer will be paid as soon as practicable after the anniversary date of this letter.
2. In accordance with Company’s 1998 Stock Plan (the “Plan”), an initial grant of an option to purchase 50,000 shares of Company common stock. This initial option will vest according to the Company’s standard vesting schedule. The specific terms and conditions of this grant, including exercise price and vesting conditions, are set forth in the Stock Option Agreement to be entered into between you and the Company as soon as practicable after the date of this letter.
3. In addition, at the first meeting of the Board of Directors after each anniversary date of this letter, assuming that you have provided continuous service as a member of the Board of Directors during the preceding year, you will receive an automatic grant of an option to purchase 10,000 shares of Company common stock issued pursuant to the Plan. This annual option will vest commencing on the corresponding anniversary date of this letter and otherwise according to the Company’s standard vesting schedule. The specific terms and conditions of these grants, including exercise price and vesting conditions, will be set forth in Stock Option Agreements to be entered into between you and the Company.
Please let me know if you have any questions concerning the above. Again on behalf of the Board, and myself, thank you for your many contributions to the Company.
Sincerely,
Paul G. Koontz
Chairman of the Board